UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2018, Destination Group XL, Inc. (the “Company”) and its Chief Executive Officer, Mr. David A. Levin, entered into a “Transition Agreement” (the “Transition Agreement”) dated of as March 20, 2018 addressing Mr. Levin’s future retirement and related successor issues. The Transition Agreement modifies and supplements certain terms of Mr. Levin’s existing employment agreement with the Company (the “Employment Agreement”), which currently provides for an employment term for Mr. Levin running through December 31, 2019. The foregoing description of the Transition Agreement is only a summary of, and is qualified in its entirety by reference to, the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Under the terms of the Transition Agreement Mr. Levin will continue to serve as Chief Executive Officer until the earlier of December 31, 2018 or the date that the Company employs a full-time successor Chief Executive Officer (the “Transition Date”).  As of the Transition Date, Mr. Levin will resign and retire as President and Chief Executive Officer and as a Director of the Company. After the Transition Date and through December 31, 2019, Mr. Levin shall remain employed by the Company to perform reasonable transition duties or other consulting activities or projects, unless his employment is terminated as provided for in the Employment Agreement. If the Company employs a new Chief Executive Officer prior to December 31, 2018, Mr. Levin may elect to terminate his employment for “good reason” within ten days and will receive the payments provided for under the Employment Agreement as a result of such separation. Apart from this time period, Mr. Levin has no other opportunity to terminate his employment for “good reason.”

If Mr. Levin remains employed after the Transition Date, he will perform transition duties and projects as requested through December 31, 2019 and continue to receive all compensation otherwise due him under the Employment Agreement. With respect to his ongoing employment through December 31, 2019, payments associated with Mr. Levin’s incentive awards for the fiscal year ending February 2, 2019 will be based on actual performance results and payments associated with his incentive awards for the fiscal year ending February 1, 2020 will be paid at target (regardless of actual performance). If there is a change in control of the Company while Mr. Levin remains employed, payments that would have otherwise been due him through December 31, 2019 shall be paid to him in a lump sum (with a limited gross up). So long as Mr. Levin remains employed through December 31, 2019 the vesting of his outstanding long term incentive awards will be treated based on the retirement provisions of the applicable plans.

Except as otherwise modified by the Transition Agreement, Mr. Levin remains subject to the provisions of the Employment Agreement, including various restrictive covenants. The applicable restricted periods associated with those covenants commence on the earlier of December 31, 2018 or when his employment is terminated. Except as addressed in the Transition Agreement, the provisions of the Employment Agreement relating to any termination as a result of disability, death, resignation or with or without cause remain in effect. All payment obligations of the Company remain subject to Mr. Levin executing a general release within thirty days of the execution of the Transition Agreement and again within thirty days of his termination of employment.

Item 7.01 Regulation FD Disclosure.

On March 23, 2018, the Company issued a press release, attached hereto as Exhibit 99.1, announcing Mr. Levin’s retirement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

10.1	Transition Agreement dated as of March 20, 2018 between the Company and David A. Levin.

99.1	Press release dated March 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	March 23, 2018	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary

Exhibit List

Exhibit No. Description

10.1	Transition Agreement dated as of March 20, 2018 between the Company and David A. Levin.

99.1	Press release dated March 23, 2018.